EXHIBIT A

to the

DISTRIBUTION AND SERVICE PLAN

for the

CLASS A SHARES OF THE

VICTORY PORTFOLIOS II

As Amended May 21, 2015

The Class A Master Distribution Plan has been adopted with respect to the following Funds:

Name of Fund	Rate*
1. Victory Market Neutral Income Fund	0.25%*
2. Victory US 500 Enhanced Volatility Wtd Index Fund	0.25%*

* Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class A Shares.

Current as of December 2, 2020

VICTORY PORTFOLIOS II

By:	/s/ Christopher Dyer
Name:Christopher K. Dyer
Title:President

VICTORY CAPITAL SERIVCES, INC.

By:	/s/ Christopher Dyer
Name:Christopher K. Dyer
Title:Chief Operating Officer